                                                       EXHIBIT 7.3


                        GIBRALTAR PACKAGING GROUP, INC.

                      1996 NON-QUALIFIED STOCK OPTION PLAN


1.   Purpose

     The purpose of the Gibraltar Packaging Group, Inc. 1996 Non-Qualified Stock Option Plan (the "1996 Plan") is to enhance the ability of Gibraltar Packaging Group, Inc. (the "Company") and its Subsidiaries (as defined below) to attract and retain individuals possessing superior managerial talent to serve as employees of the Company and its Subsidiaries, and to provide long-term incentives to such persons to contribute to the future success and prosperity of the Company and its Subsidiaries. Accordingly, under the 1996 Plan the Company may grant to key employees options ("Options") to purchase shares of the Company's common stock, par value $.01 per share ("Common Stock").

     For purposes of the 1996 Plan, a "Subsidiary" shall be any corporation in which the Company has a direct or indirect ownership interest of 50% or more of the total combined voting power of all classes of stock in such corporation.

2.   Administration and Interpretation

     A. Administration. The 1996 Plan shall be administered by the Compensation Committee (the "Committee") of the Board of Directors of the Company (the "Board"). The Committee may prescribe, amend and rescind the rules and regulations for administration of the 1996 Plan and shall have full power and authority to construe and interpret the 1996 Plan. The Committee may correct any defect or any omission or reconcile any inconsistency in the 1996 Plan or in any grant made under the 1996 Plan in the manner and to the extent it shall deem desirable.

          Committee members shall be appointed by and shall serve at the pleasure of the Board. All members of the Committee shall be "disinterested persons" within the meaning of Rule 16b-3 of the General Rules and Regulations of the Securities Exchange Act of 1934 (the "1934 Act"). The Board may from time to time appoint members of the Committee in substitution for or in addition to members previously appointed and may fill vacancies, however caused, in the Committee. A majority of the members of the Committee shall constitute a quorum, and the acts of a majority of the members present at a meeting, or the acts of a majority of the members evidenced in writing, shall be the acts of the Committee. Members of the Committee may, in the discretion of the Board, receive compensation for their services as members, and all expenses and liabilities they incur in connection with the administration of the 1996 Plan shall be borne by the Company.

          The day-to-day administration of the 1996 Plan may be carried out by such officers and employees of the Company or its Subsidiaries as shall be designated from time to time by the Committee. The Committee may employ attorneys, consultants, accountants, appraisers, brokers or other persons, and the Committee, the Company and the officers and employees of the Company shall be entitled to rely upon the advice, opinions or valuations of any such persons.

          The Committee shall have the authority (i) to make all decisions concerning Options granted under the 1996 Plan, including without limitation the selection of the persons to whom Options are granted, the number of shares of Common Stock subject to each Option and the terms and conditions of each Option; (ii) to construe the terms and provisions of the 1996 Plan and the option agreements ("Agreements") under which Options are granted; and (iii) to adopt, from time to time, such rules and regulations, not inconsistent with the terms of the 1996 Plan, as it may deem advisable to carry out the 1996 Plan. All decisions by the Committee shall be final. The effective date of an Option, as determined by the Committee, is referred to herein as the "Grant Date."

     B. Interpretation. The interpretation and construction by the Committee of any provisions of the 1996 Plan or of any grant under the 1996 Plan and any determination by the Committee under any provision of the 1996 Plan or any such grant shall be final and conclusive for all purposes.

     C. Limitation on Liability. Neither the Committee nor any member thereof shall be liable for any act, omission, interpretation, construction or determination made in connection with the 1996 Plan in good faith, and the members of the Committee shall be entitled to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including counsel fees) arising therefrom to the full extent permitted by law and the certificate of incorporation of the Company. The members of the Committee, if appointed, shall be named as insureds under any directors and officers liability insurance coverage that may be in effect from time to time.

3.   Shares Subject to Grants Under the 1996 Plan

     The aggregate number of shares which may be issued under Options granted under the 1996 Plan shall not exceed 300,000 shares of Common Stock. Such shares may consist of authorized but unissued shares of Common Stock or previously issued shares of Common Stock reacquired by the Company. Any of such shares which remain unissued and which are not subject to outstanding Options at the termination of the 1996 Plan shall cease to be subject to the 1996 Plan, but until termination of the 1996 Plan, the Company shall at all times make available a sufficient number of shares to meet the requirements of the 1996 Plan and the outstanding Options. The number of shares of Common

Stock that are available for Options under the 1996 Plan shall be decreased by each exercise of an Option, and to the extent that such Option lapses the shares theretofore subject to such Option may again be subject to other Options granted under the 1996 Plan. If any Option, in whole or in part, expires or terminates unexercised or is canceled or forfeited, the shares theretofore subject to such Option may be subject to another Option granted under the 1996 Plan. The aggregate number of shares which may be issued under Options granted under the 1996 Plan shall be subject to adjustment as provided in Section 6 hereof.

4.   Eligibility

     The individuals who shall be eligible to receive Options under the 1996 Plan shall be such key employees of the Company and its Subsidiaries as the Committee from time to time shall determine. In granting Options, the Committee shall take into consideration the contribution an individual has made or may make to the success of the Company or its Subsidiaries and such other factors as the Committee shall determine. The Committee shall also have the authority to consult with and receive recommendations from officers and other employees of the Company and its Subsidiaries with regard to these matters. In no event shall any individual or his legal representatives, heirs, legatees, distributees or successors have any right to participate in the 1996 Plan except to such extent, if any, as the Committee shall determine.

     Options may be granted under the 1996 Plan from time to time in substitution for stock options, restricted stock or other stock-based compensation granted by other corporations where, as a result of a merger or consolidation of such other corporation with the Company or a Subsidiary, or the acquisition by the Company or a Subsidiary of the assets of such other corporation, or the acquisition by the Company or a Subsidiary of stock of, or other beneficial ownership interest in, such other corporation, the individuals who held such other stock options, restricted stock or other stock-based compensation become eligible to receive Options under the 1996 Plan.

5.   Grants and Terms of Options

     A. Grants of Options. Grants of Options under the 1996 Plan shall be for such number of shares of Common Stock and shall be subject to such terms and conditions as the Committee shall designate.

     B. Terms of Options. Each grant of an Option shall be evidenced by an Agreement executed by the recipient of the Option (the "Optionee") and an authorized officer of the Company. Each Agreement shall be in a form approved by the Committee, shall comply with and be subject to the terms and conditions of the 1996 Plan and may contain such other provisions, consistent with the terms and conditions of the 1996 Plan, as the Committee shall deem advisable.

References herein to an Agreement shall include, to the extent applicable, any amendment to the Agreement and any interpretation or construction thereof by the Committee pursuant to this 1996 Plan.

          (1) Exercise of Options. Options shall not be exercisable prior to the date six months following the Grant Date. In addition, the Committee may include in each Agreement a provision stating that the Option granted therein may not be exercised in whole or in part for an additional period of time specified in such Agreement, and may further limit the exercisability of the Option in such manner as the Committee deems appropriate, including, without limitation, the achievement of specified performance goals or other criteria. Except as provided herein or as so specified in the Agreement or in a resolution of the Committee, any Option may be exercised in whole at any time or in part from time to time during its term. The Committee may, in its discretion, at any time and from time to time accelerate the exercisability of all or part of any Option, provided such Option shall not be exercisable prior to the date six months following its Grant Date. An Optionee may exercise an Option by providing written notice to the Company at any time or from time to time during the period such Option is exercisable and by satisfying such other conditions as are set forth in the Agreement relating to the Option including, without limitation, satisfying the requirements for tax withholding, if any, with respect to such exercise in a manner acceptable to the Committee, which may include, in its discretion, withholding of shares to be acquired upon such exercise.

          (2) Payment of Option Exercise Price. Upon exercise of an Option, the full price per share (the "Exercise Price") for the shares with respect to which the Option is being exercised shall be payable to the Company (i) in cash or by check payable and acceptable to the Company or (ii) subject to the approval of the Committee, (a) by tendering to the Company shares of Common Stock owned by the Optionee having an aggregate Market Value Per Share (as defined below) as of the date of exercise and tender that is not greater than the Exercise Price for the shares with respect to which the Option is being exercised and by paying any remaining amount of the Exercise Price as provided in (i) above; provided, however, that the Committee may, upon confirming that the Optionee owns the number of additional shares being tendered, authorize the issuance of a new certificate for the number of shares being acquired pursuant to the exercise of the Option less the number of shares being tendered upon the exercise, and return to the Optionee (or not require surrender of) the certificate for the shares being tendered upon the exercise; or (b) by the Optionee delivering to the Company a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company cash or a check payable and acceptable to the Company to pay the option exercise price; provided that in the event the Optionee chooses to pay the Option exercise as provided in (ii)(b) above, the Optionee and the broker shall comply with such procedures and enter into such agreements of indemnity and other agreements as the Committee shall prescribe as a condition of such payment procedure. Payment instructions will be received subject to collection.

          (3) Number of Shares. Each Agreement shall state the total number of shares of Common Stock that is subject to the Option, which option shall be subject to adjustment pursuant to Section 6.

          (4) Exercise Price. The Exercise Price for each Option shall be fixed by the Committee on the Grant Date. The Exercise Price shall be in no event less than the par value of the Common Stock. The Exercise Price shall be subject to adjustment pursuant to Section 6.

          (5) Term. The term of each Option shall be determined by the Committee at the Grant Date; provided, however, that each Option shall expire no later than ten years from the Grant Date (such date, as determined by the Committee or provided for herein, being referred to hereafter as the "Expiration time"); provided further, however, if the initial term of an Option is for less than 10 years, the Committee, in its discretion, may modify the Expiration Time to a date that is no later than 10 years from the initial Grant Date.

          (6) Termination of Employment. If the employment of an Optionee is terminated for any reason other than a Qualified Termination (defined below), the Option granted to such Optionee shall automatically expire simultaneously with such termination. In the event of termination of an Optionee's employment due to death, retirement, on or after reaching age 65 (or if prior to age 65, with the consent of the Committee), permanent disability (as determined under the standards of the Company's long-term disability program) or termination by the Company for any reason other than "cause" (each of such four events being a "Qualified Termination"), the Option may be exercised by the Optionee (or his estate, personal representative or beneficiary) at any time within the three-month period commencing on the day next following such Qualified Termination (or within the next succeeding three months if the Optionee dies or becomes disabled within the three-month period following a Qualified Termination relating to other than the Optionee's death or disability) to the full extent that the Optionee was entitled to exercise the same on the day immediately prior to such Qualified Termination. For purposes of this clause, "cause" shall mean:

               (i) Final conviction of the Optionee of a felony under the laws of the United States or any state thereof which results or was intended to result directly or indirectly in gain or personal enrichment by the Optionee at the expense of the Company;

               (ii) Participation by the Optionee as an employee, officer or principal shareholder in any business engaged in activities in direct competition with the Company without the consent of the Company; or

               (iii) Gross and willful inattention to Optionee's duties as an employee for a continuous period of three months other than due to Optionee's total physical disability, or other cause reasonably beyond the control of Optionee, which inattention to duty has a material adverse effect on the Company.

               Notwithstanding the foregoing however, the Committee may, in its discretion provide that an Option shall remain outstanding and be exercisable following termination of employment on such other terms and conditions as the Committee shall approve.

6.   Recapitalization or Reorganization

     A. The existence of the 1996 Plan and the Options granted hereunder shall not affect in any way the right or power of the Board or the shareholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company's capital structure or its business, any merger or consolidation of the Company, any issue of bonds, debentures, or shares of preferred stock ahead of or affecting Common Stock or the rights thereof, the dissolution or liquidation of the Company or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding.

     B. The shares with respect to which Options may be granted are shares of Common Stock as presently constituted. If, and whenever, prior to the termination of the 1996 Plan or the expiration of an outstanding Option, the Company shall effect a subdivision of shares of Common Stock or the payment of a stock dividend on Common Stock without receipt of consideration by the Company, the remaining shares of Common Stock available under the 1996 Plan and the number of shares of Common Stock with respect to which outstanding Options may thereafter be exercised shall be proportionately increased, and the Exercise Price under outstanding Options shall be proportionately reduced. If, and whenever, prior to the termination of the 1996 Plan or the expiration of an outstanding Option, the Company shall effect a consolidation of shares of Common Stock, the remaining shares of Common Stock available under the 1996 Plan and the number of shares of Common Stock with respect to which any outstanding Option may thereafter be exercised shall be proportionately reduced, and the Exercise Price under the outstanding Options shall be proportionately increased.

     C. Except as may otherwise be expressly provided in the 1996 Plan, the issuance by the Company of shares of stock of any class or securities convertible into shares of stock of any class, for cash, property, labor or services, upon direct sale, upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, and in any case whether or not for fair value, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of shares of Common Stock available under the 1996 Plan or subject to Options theretofore granted or the Exercise Price per share.

     D. Unless otherwise provided in any Option, each outstanding Option shall become immediately fully exercisable:

          (1) if there occurs any transaction (which shall include a series of transactions occurring within 60 days or occurring pursuant to a plan), that has the result that stockholders of the Company immediately before such transaction cease to own at least 51% of the voting stock of the Company or of any entity that results from the participation of the Company in a reorganization, consolidation, merger, liquidation or any other form of corporate transaction;

          (2) if the stockholders of the Company approve a plan of merger, consolidation, reorganization, liquidation or dissolution in which the Company does not survive (unless the approved merger, consolidation, reorganization, liquidation or dissolution is subsequently abandoned); or

          (3) if the stockholders of the Company approve a plan for the sale, lease, exchange, transfer, assignment or other disposition of all or substantially all the property and assets of the Company (unless such plan is subsequently abandoned).

     E. Any adjustment provided for above shall be subject to any required shareholder action.

7.   Recipient's Agreement

     If, in the opinion of counsel for the Company, at the time of the exercise of any Option it is necessary or desirable, in order to comply with any then applicable laws or regulations relating to the sale of securities, for the individual exercising the Option to agree to hold any shares issued to the individual for investment and without intention to resell or distribute the same and for the individual to agree to dispose of such shares only in compliance with such laws and regulations, the individual shall be required, upon the request of the Company, to execute and deliver to the Company a further agreement to such effect.

8.   Miscellaneous

     A. No Employment Contract. Nothing contained in the 1996 Plan shall be construed as conferring upon any employee the right to continue in the employ of the Company or any Subsidiary.

     B. Employment with Subsidiaries. Employment by the Company for the purpose of this 1996 Plan shall be deemed to include employment by, and to continue during any period in which an employee is in the employment of, any Subsidiary.

     C. No Rights as a Shareholder. A person granted an Option under the 1996 Plan shall have no rights as a shareholder with respect to shares covered by such person's Option until the date of the issuance of shares to the person upon the exercise of the Option. No adjustment will be made for dividends or other distributions or rights for which the record date is prior to the date of such issuance.

     D. No Restriction on Corporate Action. Nothing contained in the 1996 Plan shall be construed to prevent the Company or any Subsidiary from taking any corporate action that is deemed by the Company or such Subsidiary to be appropriate or in its best interest, whether or not such action would have an adverse effect on the 1996 Plan or any Option granted under the 1996 Plan. No person that receives, or is eligible to receive, Options under the 1996 Plan shall have any claim against the Company or any Subsidiary as a result of any such action.

     E. Transferability. A person that receives Options under the 1996 Plan or such person's beneficiary shall have the power or right to sell, exchange, pledge, transfer, assign or otherwise encumber or dispose of such person's or beneficiary's Options received under the 1996 Plan only as follows: (1) to the spouse or any children or grandchildren of such person that receives Options under the 1996 Plan; (2) as a charitable contribution or gift to or for the use of any person or entity described in Section 170(c) of the Internal Revenue Code of 1986, as amended; (3) to any "Controlled Entity," as such term is defined below; or (4) by will or the laws of intestate succession. "Controlled Entity" means any trust, partnership. limited liability company or other entity in which such person that receives Options under the 1996 Plan acts as trustee, managing partner, managing member or otherwise controls; provided that to the extent any such Option received under the 1996 Plan is awarded to a spouse pursuant to any divorce proceeding, such interest shall be deemed to be terminated and forfeited notwithstanding any vesting provisions or other terms herein or in the Agreement evidencing such Option.

     F. Governing Law; Construction. All rights and obligations under the 1996 Plan shall be governed by, and the 1996 Plan shall be construed in accordance with, the laws of the State of Delaware without regard to the principles of conflicts of laws. Titles and headings to Sections herein are for purposes of reference only, and shall in no way limit, define or otherwise affect the meaning or interpretation of any provisions of the 1996 Plan.

     G. Amendment and Termination. The Committee may from time to time and at any time alter, amend, suspend, discontinue or terminate this 1996 Plan and any grants of Options hereunder. The 1996 Plan shall terminate on the tenth anniversary date of the effective date of the 1996 Plan and no Options shall be awarded after such date.

     H. Preemption by Applicable Laws and Regulations. Anything in the 1996 Plan or any Agreement to the contrary notwithstanding, if, at any time specified herein or therein for the making of any determination or the taking of any action, any law, regulation or requirements of any governmental authority having jurisdiction in the premises shall require the Company to take any additional action not otherwise required by the 1996 Plan or an Agreement in connection with any such determination or action, the making of such determination or the taking of such action, as the case may be, shall be deferred until such additional action shall have been taken.

     I. Effective Date. The 1996 Plan was adopted by the Board on August 1, 1996, and shall be deemed to have become effective on that date.